Exhibit 99.1

FOR IMMEDIATE RELEASE

November 4, 2020

Investor Relations: Kate Walsh, Vice President of Investor Relations & Tax, 214-721-9696, kate.walsh@enlink.com

Media Relations: Jill McMillan, Vice President of Strategic Relations & Public Affairs, 214-721-9271, jill.mcmillan@enlink.com

EnLink Midstream Reports Third Quarter 2020 Results and Announces $100 Million Common Unit Repurchase Program

DALLAS, November 4 — EnLink Midstream, LLC (NYSE: ENLC) (EnLink) reported financial results for the third quarter of 2020 and announced a $100 million common unit repurchase program.

Highlights

•	Reported net income of $39.2 million and net cash provided by operating activities of $244.2 million for the third quarter of 2020.

•	Achieved adjusted EBITDA, net to EnLink, of $261.6 million for the third quarter of 2020, up 3% from the second quarter of 2020 and largely unchanged from the third quarter of 2019. The resiliency of the business was driven by strong operational execution and a continued focus on cost reductions. EnLink is positioned to meet or exceed the high end of its previously announced full-year 2020 adjusted EBITDA guidance range of $950 million to $1.025 billion.

•	Increased Permian segment profit for the third quarter of 2020 by approximately 7% and 28% as compared to the second quarter of 2020 and the third quarter of 2019, respectively, driven primarily by natural gas volume growth.

•	Increased Oklahoma segment profit for the third quarter of 2020 by approximately 9% as compared to the second quarter of 2020, driven by an increase in natural gas volumes and cost reductions, and held flat as compared to the third quarter of 2019.

•	Delivered $98.7 million of free cash flow after distributions for the third quarter of 2020, positioning EnLink to exceed the high end of its previously announced full-year 2020 free cash flow after distributions guidance range of $280 million by 5% to 10%.

•	Reduced net debt by $145 million during the third quarter of 2020 and, subsequent to the end of the quarter, entered into a $250 million Accounts Receivable Securitization Facility (AR Facility), which creates additional financial flexibility at an attractive cost. As of September 30, 2020, pro forma for the application of the AR Facility proceeds, EnLink had $75 million drawn on its $1.75 billion Revolving Credit Facility (Revolver).

•	Announced that EnLink's Board of Directors has authorized a common unit repurchase program for the repurchase of up to $100 million of EnLink's outstanding common units.

"EnLink delivered another strong quarter and is solidly on track to meet or exceed the high end of adjusted EBITDA guidance for 2020," said Chairman and CEO Barry E. Davis. "Given the tremendous focus of our team not only on superb execution and cost reductions, but also on capital discipline, we are expecting to exceed the high end of our free cash flow after distributions guidance for the year. In addition, EnLink has announced a unit repurchase plan, providing us with another tool as we pursue a balanced capital allocation approach, which prioritizes de-levering, while valuing the generation of strong returns.

"EnLink is a sustainable, integrated company that is delivering strong financial performance, while also being a responsible operator that respects our environment, communities, employees, and partners. I am proud of the resiliency and strength our business and people have shown during these challenging times, and I look forward to maintaining our momentum into 2021 and beyond."

Adjusted EBITDA and free cash flow after distributions used in this press release are non-GAAP measures and are explained in greater detail under "Non-GAAP Financial Information" below.

Third Quarter 2020 Financial Results and Highlights

	Three Months Ended
$millions, unless noted	September 30, 2020		June 30, 2020		September 30, 2019
Net income	39		30		12
Adjusted EBITDA, net to EnLink	262		255		261
Net cash provided by operating activities	244		135		256
Free cash flow after distributions	99		72		(120)
Total capital expenditures, net to EnLink	38		58		162
Debt-to-adjusted EBITDA*	4.2	x	4.3	x	4.2	x
Outstanding common units**	489,746,802		489,593,587		487,612,888

*As calculated under EnLink's Revolver.

**Outstanding common units as of October 29, 2020, July 30, 2020, and November 4, 2019, respectively.

•	EnLink recently announced a new three-year, $250 million AR Facility, enhancing financial flexibility and obtaining financing at an attractive cost.

•	EnLink has a $1.75 billion unsecured Revolver, upon which $75 million was drawn at the end of the third quarter of 2020 (pro forma for the application of AR Facility proceeds). EnLink's Revolver matures in 2024 and EnLink has a strong relationship with the 21 involved banks, 17 of which are lenders under both the Revolver and EnLink's $850 million term loan, maturing in December 2021.

•	EnLink continues to maintain a diversified customer base across its asset platform, which includes large integrated customers and other investment-grade counterparties. Approximately 85% of EnLink's revenues in the third quarter of 2020 were generated from investment-grade counterparties or from customers who provided credit protections to EnLink.

2020 Financial Guidance and 2021 Outlook

EnLink's previously disclosed 2020 financial guidance, below, is based upon assumptions that global energy demand continues to recover and does not take into account any potential new macro events resulting in material declines in future demand or commodity prices.

$millions, unless noted	2020 Guidance
Net loss	(123)	-	(222)
Adjusted EBITDA, net to EnLink	950	-	1,025
Free cash flow after distributions	260	-	280
Total capital expenditures, net to EnLink	190	-	250
Annualized 3Q20 declared distribution per common unit			$0.375

•	Adjusted EBITDA, net to EnLink, for full-year 2020 is expected to meet or exceed the high end of the guidance range. Free cash flow after distributions for full-year 2020 is expected to exceed the high end of the guidance range. Based on these forecasts, EnLink is projecting that debt-to-adjusted EBITDA for December 31, 2020, will be largely in line with the level reported as of September 30, 2020.

•	Total capex for full-year 2020 is trending towards the midpoint of the guidance range.

•	During 2021, EnLink expects to continue to generate strong free cash flow after distributions at levels similar to 2020 expected totals, driven by strong operational execution, significantly lower capital expenditures, and continued cost management.

•	Capital expenditures for 2021 are expected to be predominantly related to anticipated well connections and associated compression across EnLink's asset footprint.

Third Quarter 2020 Segment Updates

Permian Basin:

•	Segment profit of approximately $46 million for the third quarter of 2020 was approximately 7% higher as compared to the second quarter of 2020 and approximately 28% higher as compared to the third quarter of 2019. Strong results for the third quarter of 2020 were driven primarily by growth in natural gas volumes, as well as continued cost reductions.

•	Segment free cash flow turned positive during the third quarter of 2020, with $18 million being generated, as the main capital project, the Tiger Plant, was completed during the quarter. The Permian is expected to continue to generate strong segment free cash flow for the remainder of 2020.

•	Average natural gas gathering volumes for the third quarter of 2020 were approximately 6% higher as compared to the second quarter of 2020 and approximately 23% higher as compared to the third quarter of 2019. Average natural gas processing volumes for the third quarter of 2020 increased approximately 4% and 16% as compared to the second quarter of 2020 and the third quarter of 2019, respectively.

•	Average crude gathering volumes decreased by approximately 12% for the third quarter of 2020 as compared to the second quarter of 2020 and as compared to the third quarter of 2019, driven primarily by EnLink's exit of the crude oil first-purchase business in the Permian Basin during the second quarter of 2020.

•	The Tiger natural gas processing plant in the Delaware Basin became operational during the third quarter of 2020, as planned. EnLink now has over 1 billion cubic feet per day of natural gas processing capacity in the Permian.

•	EnLink's companywide federal land exposure is limited and relates primarily to the New Mexico portion of operations in the Delaware Basin. For the most part, operations in this area are conducted through a 50% owned joint venture, and only a portion of the joint venture's operations are conducted in New Mexico. In addition, producers have been very proactive and have accumulated a multiyear inventory of permits for leases involving federal lands.

•	During October 2020, EnLink successfully completed a small, high-multiple asset sale related to the Victoria Express Pipeline and related terminals in the Eagle Ford shale play that is expected to generate $20 million of aggregate proceeds, half in 2020 and half 2021.

Louisiana:

•	Segment profit of $69 million for the third quarter of 2020 was flat as compared to the second quarter of 2020 and approximately 3% higher as compared to the third quarter of 2019. Segment profit for the third quarter of 2020 included approximately $2 million of one-time expenses as a result of Hurricane Laura primarily for temporary power generation due to damage sustained by electric utilities that serve EnLink's facilities.

•	Segment free cash flow for the third quarter of 2020 was $61 million, and Louisiana is expected to continue to generate strong segment free cash flow for the remainder of 2020.

•	NGL fractionation volumes for the third quarter of 2020 were approximately 2% higher as compared to the second quarter of 2020 and 3% higher as compared to the third quarter of 2019.

•	Average natural gas transportation volumes for the third quarter of 2020 were approximately 5% higher as compared to the second quarter of 2020 and approximately 6% lower as compared to the third quarter of 2019. Industrial demand remained strong despite the weak economic backdrop of the third quarter of 2020.

•	Average crude volumes handled in EnLink's Ohio River Valley operations for the third quarter of 2020 were roughly flat as compared to the second quarter of 2020 and lower by approximately 26% as compared to the third quarter of 2019. Crude volumes were negatively impacted during the second and third quarters of 2020 as a result of the macro demand decline for crude oil impacting refinery activity in Ohio.

Oklahoma:

•	Segment profit of approximately $108 million for the third quarter of 2020 was approximately 9% higher as compared to the second quarter of 2020 and largely flat as compared to the third quarter of 2019. The increase in segment profit for the third quarter of 2020 as compared to the second quarter of 2020 was due largely to cost reductions and the return of volumes, which were temporarily shut in or curtailed during the second quarter of 2020.

•	Segment free cash flow for the third quarter of 2020 was $105 million, and Oklahoma is expected to continue to generate strong segment free cash flow for the remainder of 2020.

•	Average natural gas gathering volumes for the third quarter of 2020 were approximately 2% higher as compared to the second quarter of 2020 and approximately 18% lower as compared to the third quarter of 2019. Average natural gas processing volumes for the third quarter of 2020 increased by approximately 4% and decreased by 15% when compared to the second quarter of 2020 and the third quarter of 2019, respectively. The increase in volumes during the third quarter of 2020 as compared to the second quarter of 2020 resulted from previously shut in and curtailed volumes being back online. The decrease in volumes during the third quarter of 2020 as compared to the third quarter of 2019 is a result of reduced producer activity in Oklahoma's STACK play.

•	Average crude gathering volumes during the third quarter of 2020 were approximately 15% lower as compared to the second quarter of 2020 and approximately 57% lower as compared to the third quarter of 2019. Volume declines in the third quarter of 2020 as compared to the prior periods resulted from reduced activity by key producers supporting EnLink's crude gathering systems in Oklahoma's STACK play.

North Texas:

•	Segment profit of approximately $67 million for the third quarter of 2020 decreased by approximately 3% as compared to the second quarter of 2020 and by approximately 4% as compared to the third quarter of 2019. Segment profit for the third quarter of 2020 as compared to prior periods was lower due to natural volumetric decline in the mature Barnett Shale play.

•	Segment free cash flow for the third quarter of 2020 was $64 million, in line with segment free cash flow generated in the third quarter of 2019, and North Texas is expected to generate strong segment free cash flow for the remainder of 2020.

•	Average natural gas gathering and transportation volumes for the third quarter of 2020 decreased by approximately 2% as compared to the second quarter of 2020 and decreased by approximately 12% as compared to the third quarter of 2019. Average natural gas processing volumes for the third quarter of 2020 were flat and down 12%, respectively, when compared to the second quarter of 2020 and the third quarter of 2019.

Common Unit Repurchase Program

EnLink's Board of Directors has authorized a common unit repurchase program (Unit Repurchase Program) for the repurchase of up to $100 million of EnLink’s outstanding common units. The Unit Repurchase Program is effective immediately. Potential unit repurchases will be made in accordance with applicable securities laws from time to time in open market or private transactions and may be made pursuant to a trading plan meeting the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934. Unit repurchases will depend on market conditions and may be discontinued at any time.

While there continues to be macro-driven uncertainty and volatility impacting the global energy industry, EnLink's business performance remains strong and resilient. EnLink expects free cash flow after distributions for full-year 2020 to exceed the high-end of the previously announced guidance range, in part due to EnLink's peer-leading cost reductions. In addition, EnLink recently executed a small, non-core asset sale, generating $20 million of aggregate proceeds in 2020 and 2021. The Unit Repurchase Program provides another available tool as EnLink pursues a balanced capital allocation approach, which prioritizes de-levering while valuing the generation of strong returns.

Third Quarter 2020 Earnings Call Details

EnLink will hold a conference call to discuss third quarter 2020 results on November 5, 2020, at 8 a.m. Central time (9 a.m. Eastern time). The dial-in number for the call is 1-855-656-0924. Callers outside the United States should dial 1-412-542-4172. Participants can also preregister for the conference call by navigating to http://dpregister.com/10147855 where they will receive dial-in information upon completion of preregistration. Interested parties can access an archived replay of the call on the Investors' page of EnLink's website at EnLink.com.

About the EnLink Midstream Companies

EnLink Midstream reliably operates a differentiated midstream platform that is built for long-term, sustainable value creation. EnLink's best-in-class services span the midstream value chain, providing natural gas, crude oil, condensate, and NGL capabilities. Our purposely built, integrated asset platforms are in premier production basins and core demand centers, including the Permian Basin, Oklahoma, North Texas, and the Gulf Coast. EnLink's strong financial foundation and commitment to execution excellence drive competitive returns and value for our employees, customers, and investors. Headquartered in Dallas, EnLink is publicly traded through EnLink Midstream, LLC (NYSE: ENLC). Visit www.EnLink.com to learn how EnLink connects energy to life.

Non-GAAP Financial Information

This press release contains non-generally accepted accounting principles financial measures that we refer to as adjusted EBITDA, distributable cash flow available to common unitholders ("distributable cash flow"), free cash flow after distributions, and segment free cash flow.

We define adjusted EBITDA as net income (loss) plus (less) interest expense, net of interest income; depreciation and amortization; impairments; loss on secured term loan receivable, (income) loss from unconsolidated affiliates; distributions from unconsolidated affiliates; (gain) loss on disposition of assets; (gain) loss on extinguishment of debt; unit-based compensation; income tax expense (benefit); unrealized (gain) loss on commodity swaps; (payments under onerous performance obligation); transaction costs; accretion expense associated with asset retirement obligations; (non-cash rent); and (non-controlling interest share of adjusted EBITDA from joint ventures).

We define distributable cash flow as adjusted EBITDA, net to ENLC, less interest expense, net of interest income, current income taxes, non-cash interest income, other non-distributable cash flows, accrued cash distributions on EnLink Midstream Partners, LP's (ENLK) Series B Cumulative Convertible Preferred Units (“Series B Preferred Units”) and ENLK’s Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (“Series C Preferred Units”) paid or expected to be paid, and maintenance capital expenditures, excluding maintenance capital expenditures that were contributed by other entities and relate to the non-controlling interest share of our consolidated entities.

Free cash flow after distributions is defined as distributable cash flow less distributions declared on common units and growth capital expenditures, excluding growth capital expenditures that were contributed by other entities and relate to the non-controlling interest share of our consolidated joint ventures.

Segment Free Cash Flow is defined as segment profit less growth and maintenance capital expenditures, which are gross to EnLink prior to giving effect to the contributions by other entities related to the non-controlling interest share of our consolidated entities.

EnLink believes these measures are useful to investors because they may provide users of this financial information with meaningful comparisons between current results and previously-reported results and a meaningful measure of the company’s cash flow after it has satisfied the capital and related requirements of its operations. In addition, adjusted EBITDA achievement is a primary metric used in our short-term incentive program for compensating employees.

Adjusted EBITDA, distributable cash flow, free cash flow after distributions, and segment free cash flow, as defined above, are not measures of financial performance or liquidity under GAAP. They should not be considered in isolation or as an indicator of EnLink’s performance. Furthermore, they should not be seen as a substitute for metrics prepared in accordance with GAAP. Reconciliations of these measures to their most directly comparable GAAP measures are included in the following tables. See ENLC’s filings with the Securities and Exchange Commission for more information.

Other definitions and explanations of terms used in this press release:

Segment profit (loss) is defined as operating income (loss) plus general and administrative expenses, depreciation and amortization, (gain) loss on disposition of assets, impairments, and loss on secured term loan receivable. Segment profit (loss) includes non-cash compensation expenses reflected in operating expenses. See “Item 8. Financial Statements and Supplementary Data - Note 15 - Segment Information” in ENLC’s Annual Report on Form 10-K for the year ended December 31, 2019, and, when available, “Item 1. Financial Statements - Note 13-Segment Information” in ENLC’s Quarterly Report on Form 10-Q for the three months ended September 30, 2020, for further information about segment profit (loss).

Net debt is calculated as total debt less cash, excluding cash contributed by joint venture partners.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Although these statements reflect the current views, assumptions and expectations of our management, the matters addressed herein involve certain assumptions, risks and uncertainties that could cause actual activities, performance, outcomes and results to differ materially from those indicated herein. Therefore, you should not rely on any of these forward-looking statements. All statements, other than statements of historical fact, included in this press release constitute forward-looking statements, including but not limited to statements identified by the words “forecast,” “may,” “believe,” “will,” “should,” “plan,” “predict,” “anticipate,” “intend,” “estimate,” and “expect” and similar expressions. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, timing for completion of construction or expansion projects, future operational results of our customers, results in certain basins, future cost savings or operational initiatives, profitability, financial or leverage metrics, our future capital structure and credit ratings, objectives, strategies, expectations, and intentions, the impact of the COVID-19 pandemic on us and our financial results and operations, and other statements that are not historical facts. Factors that could result in such differences or otherwise materially affect our financial condition, results of operations, or cash flows include, without limitation (a) the impact of the ongoing coronavirus (COVID-19) outbreak on our business, financial condition, and results of operations, (b) potential conflicts of interest of Global Infrastructure Partners (“GIP”) with us and the potential for GIP to favor GIP’s own interests to the detriment of our other unitholders, (c) GIP’s ability to compete with us and the fact that it is not required to offer us the opportunity to acquire additional assets or businesses, (d) a default under GIP’s credit facility could result in a change in control of us, could adversely affect the price of our common units, and could result in a default under our credit facility, (e) the dependence on Devon for a substantial portion of the natural gas and crude that we gather, process, and transport, (f) developments that materially and adversely affect Devon or other customers, (g) adverse developments in the midstream business that may reduce our ability to make distributions, (h) competition for crude oil, condensate, natural gas, and NGL supplies and any decrease in the availability of such commodities, (i) decreases in the volumes that we gather, process, fractionate, or transport, (j) construction risks in our major development projects, (k) our ability to receive or renew required permits and other approvals, (l) increased federal, state, and local legislation, and regulatory initiatives, as well as government reviews relating to hydraulic fracturing resulting in increased costs and reductions or delays in natural gas production by our customers, (m) climate change legislation and regulatory initiatives resulting in increased operating costs and reduced demand for the natural gas and NGL services we provide, (n) changes in the availability and cost of capital, including as a result of a change in our credit rating, (o) volatile prices and market demand for crude oil, condensate, natural gas, and NGLs that are beyond our control, (p) our debt levels could limit our flexibility and adversely affect our financial health or limit our flexibility to obtain financing and to pursue other business opportunities, (q) operating hazards, natural disasters, weather-related issues or delays, casualty losses, and other matters beyond our control, (r) reductions in demand for NGL products by the petrochemical, refining, or other industries or by the fuel markets, (s) impairments to goodwill, long-lived assets and equity method investments, and (t) the effects of existing and future laws and governmental regulations, including environmental and climate change requirements and other uncertainties. These and other applicable uncertainties, factors, and risks are described more fully in EnLink Midstream, LLC’s and EnLink Midstream Partners, LP’s filings with the Securities and Exchange Commission, including EnLink Midstream, LLC’s and EnLink Midstream Partners, LP’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Neither EnLink Midstream, LLC nor EnLink Midstream Partners, LP assumes any obligation to update any forward-looking statements.

The EnLink management team based the forecasted financial information included herein on certain information and assumptions, including, among others, the producer budgets / forecasts to which EnLink has access as of the date of this press release and the projects / opportunities expected to require capital expenditures as of the date of this press release. The assumptions, information, and estimates underlying the forecasted financial information included in the guidance information in this press release are inherently uncertain and, though considered reasonable by the EnLink management team as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forecasted financial information. Accordingly, there can be no assurance that the forecasted results are indicative of EnLink's future performance or that actual results will not differ materially from those presented in the forecasted financial information. Inclusion of the forecasted financial information in this press release should not be regarded as a representation by any person that the results contained in the forecasted financial information will be achieved.

EnLink Midstream, LLC
Selected Financial Data
(All amounts in millions except per unit amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Total revenues	$928.5	$1,408.0	$2,829.5	$4,897.2
Cost of sales	549.5	999.5	1,702.5	3,663.0
Gross operating margin	379.0	408.5	1,127.0	1,234.2
Operating costs and expenses, excluding cost of sales:
Operating expenses	94.3	119.2	283.1	351.6
General and administrative	25.7	38.5	79.6	122.1
(Gain) loss on disposition of assets	(1.8)	(3.0)	2.8	(2.9)
Depreciation and amortization	160.3	157.3	481.3	463.1
Impairments	—	—	354.5	186.5
Loss on secured term loan receivable	—	—	—	52.9
Total operating costs and expenses, excluding cost of sales	278.5	312.0	1,201.3	1,173.3
Operating income (loss)	100.5	96.5	(74.3)	60.9
Other income (expense):
Interest expense, net of interest income	(55.5)	(56.6)	(166.3)	(160.5)
Gain on extinguishment of debt	—	—	32.0	—
Income (loss) from unconsolidated affiliates	(0.2)	4.0	0.8	14.0
Other income (expense)	0.4	(0.1)	0.4	0.1
Total other expense	(55.3)	(52.7)	(133.1)	(146.4)
Income (loss) before non-controlling interest and income taxes	45.2	43.8	(207.4)	(85.5)
Income tax benefit (expense)	(6.0)	(6.3)	16.0	(2.7)
Net income (loss)	39.2	37.5	(191.4)	(88.2)
Net income attributable to non-controlling interest	26.6	25.7	78.7	92.4
Net income (loss) attributable to ENLC	$12.6	$11.8	$(270.1)	$(180.6)
Net income (loss) attributable to ENLC per unit:
Basic common unit	$0.03	$0.02	$(0.55)	$(0.40)
Diluted common unit	$0.03	$0.02	$(0.55)	$(0.40)

EnLink Midstream, LLC
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(All amounts in millions)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income (loss)	$39.2	$37.5	$(191.4)	$(88.2)
Interest expense, net of interest income	55.5	56.6	166.3	160.5
Depreciation and amortization	160.3	157.3	481.3	463.1
Impairments	—	—	354.5	186.5
Loss on secured term loan receivable (1)	—	—	—	52.9
(Income) loss from unconsolidated affiliates	0.2	(4.0)	(0.8)	(14.0)
Distributions from unconsolidated affiliates	—	5.4	2.0	15.5
(Gain) loss on disposition of assets	(1.8)	(3.0)	2.8	(2.9)
Gain on extinguishment of debt	—	—	(32.0)	—
Unit-based compensation	8.4	12.1	24.6	31.2
Income tax expense (benefit)	6.0	6.3	(16.0)	2.7
Unrealized (gain) loss on commodity swaps	2.2	0.5	8.0	(4.7)
Payments under onerous performance obligation offset to other current and long-term liabilities	—	—	—	(9.0)
Transaction costs (2)	—	—	—	13.9
Other (3)	(0.3)	(1.2)	(0.8)	(0.8)
Adjusted EBITDA before non-controlling interest	269.7	267.5	798.5	806.7
Non-controlling interest share of adjusted EBITDA from joint ventures (4)	(8.1)	(6.3)	(21.8)	(18.1)
Adjusted EBITDA, net to ENLC	$261.6	$261.2	$776.7	$788.6

(1)	In May 2018, we restructured our natural gas gathering and processing contract with White Star, and, as a result, recognized the discounted present value of a secured term loan receivable granted to us by White Star. We recorded a $52.9 million loss in our consolidated statement of operations for the nine months ended September 30, 2019 related to the write-off of the secured term loan receivable.
(2)	Represents transaction costs primarily attributable to costs incurred related to the acquisition of all outstanding, publicly-held EnLink Midstream Partners, LP ("ENLK") common units in January 2019.
(3)	Includes accretion expense associated with asset retirement obligations and non-cash rent, which relates to lease incentives pro-rated over the lease term.
(4)	Non-controlling interest share of adjusted EBITDA from joint ventures includes NGP Natural Resources XI, L.P.'s ("NGP")’s 49.9% share of adjusted EBITDA from the Delaware Basin JV, Marathon Petroleum Corporation’s 50% share of adjusted EBITDA from the Ascension JV, and other minor non-controlling interests.

EnLink Midstream, LLC

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

and Free Cash Flow After Distributions

(All amounts in millions except ratios and per unit amounts)

(Unaudited)

Three Months Ended September 30,	Nine Months Ended September 30,
2020	2019	2020	2019
Net cash provided by operating activities	$244.2	$256.0	$561.0	$777.5
Interest expense (1)	54.6	55.8	163.3	159.2
Current income tax expense	0.4	0.7	1.1	2.0
Transaction costs (2)	—	—	—	13.9
Other (3)	0.4	(1.6)	0.9	(1.5)
Changes in operating assets and liabilities which (provided) used cash:
Accounts receivable, accrued revenues, inventories, and other	46.5	(78.0)	(72.6)	(341.3)
Accounts payable, accrued product purchases, and other accrued liabilities (4)	(76.4)	34.6	144.8	196.9
Adjusted EBITDA before non-controlling interest	269.7	267.5	798.5	806.7
Non-controlling interest share of adjusted EBITDA from joint ventures (5)	(8.1)	(6.3)	(21.8)	(18.1)
Adjusted EBITDA, net to ENLC	261.6	261.2	776.7	788.6
Interest expense, net of interest income	(55.5)	(56.6)	(166.3)	(160.5)
Maintenance capital expenditures, net to ENLC (6)	(5.0)	(12.7)	(20.9)	(34.4)
ENLK preferred unit accrued cash distributions (7)	(22.9)	(23.1)	(68.5)	(68.9)
Other (8)	(0.5)	(0.6)	(1.1)	(4.1)
Distributable cash flow	177.7	168.2	519.9	520.7
Common distributions declared	(46.4)	(139.2)	(139.3)	(415.8)
Growth capital expenditures, net to ENLC (6)	(32.6)	(149.4)	(165.9)	(510.9)
Free cash flow after distributions	$98.7	$(120.4)	$214.7	$(406.0)

Actual declared distribution to common unitholders	$46.4	$139.2	$139.3	$415.8
Distribution coverage	3.83	x	1.21	x	3.73	x	1.25	x
Distributions declared per ENLC unit	$0.09375	$0.283	$0.28125	$0.845

(1)	Net of amortization of debt issuance costs and discount and premium, which are included in interest expense but not included in net cash provided by operating activities, and non-cash interest income, which is netted against interest expense but not included in adjusted EBITDA.
(2)	Represents transaction costs primarily attributable to costs incurred related to the acquisition of all outstanding, publicly-held ENLK common units in January 2019.
(3)	Includes accruals for settled commodity swap transactions, distributions received from equity method investments to the extent those distributions exceed earnings from the investment, and non-cash rent, which relates to lease incentives pro-rated over the lease term.
(4)	Net of payments under onerous performance obligation offset to other current and long-term liabilities for the three and nine months ended September 30, 2019.
(5)	Non-controlling interest share of adjusted EBITDA from joint ventures includes NGP's 49.9% share of adjusted EBITDA from the Delaware Basin JV, Marathon Petroleum Corporation's 50% share of adjusted EBITDA from the Ascension JV, and other minor non-controlling interests.
(6)	Excludes capital expenditures that were contributed by other entities and relate to the non-controlling interest share of our consolidated entities.
(7)	Represents the cash distributions earned by the Series B Preferred Units and Series C Preferred Units, which are not available to common unitholders.
(8)	Includes non-cash interest income and current income tax expense.

EnLink Midstream, LLC

Reconciliation of Segment Profit to Segment Free Cash Flow

(All amounts in millions)

(Unaudited)

	Permian	Louisiana	Oklahoma	North Texas
Three Months Ended September 30, 2020
Segment profit	$46.4	$69.0	$107.8	$66.6
Capital expenditures	(28.5)	(8.5)	(2.6)	(3.0)
Segment free cash flow	$17.9	$60.5	$105.2	$63.6

Three Months Ended September 30, 2019
Segment profit	$36.3	$67.0	$109.1	$69.4
Capital expenditures	(119.7)	(21.5)	(48.6)	(5.0)
Segment free cash flow	$(83.4)	$45.5	$60.5	$64.4

EnLink Midstream, LLC

Operating Data

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Midstream Volumes:
Permian Segment
Gathering and Transportation (MMBtu/d)	923,400	751,400	875,200	695,300
Processing (MMBtu/d)	929,900	798,200	895,800	745,100
Crude Oil Handling (Bbls/d)	99,100	112,900	115,000	135,000
Louisiana Segment
Gathering and Transportation (MMBtu/d)	1,961,100	2,078,500	1,959,600	2,025,000
Crude Oil Handling (Bbls/d)	15,700	21,200	16,300	18,800
NGL Fractionation (Gals/d)	7,462,600	7,240,100	7,665,700	7,231,400
Brine Disposal (Bbls/d)	1,100	2,500	1,400	3,100
Oklahoma Segment
Gathering and Transportation (MMBtu/d)	1,113,900	1,351,800	1,142,800	1,304,100
Processing (MMBtu/d)	1,125,600	1,323,100	1,120,800	1,284,800
Crude Oil Handling (Bbls/d)	25,600	59,600	30,800	47,600
North Texas Segment
Gathering and Transportation (MMBtu/d)	1,450,900	1,644,300	1,505,100	1,658,000
Processing (MMBtu/d)	669,000	760,700	679,800	753,600

EnLink Midstream, LLC

Forward-Looking Reconciliation of Net Income to Full-Year Adjusted EBITDA

and Free Cash Flow After Distributions Guidance (1)

Published May 2020

(All amounts in millions)

(Unaudited)

	Revised 2020 Outlook
	Low	Midpoint	High
Net loss of EnLink Midstream, LLC (2)	$(222)	$(172)	$(123)
Interest expense, net of interest income	222	219	216
Depreciation and amortization	664	650	636
Impairments	353	353	353
Income from unconsolidated affiliate investments	(3)	(4)	(5)
Distributions from unconsolidated affiliate investments	3	5	7
Unit-based compensation	27	30	33
Gain on extinguishment of debt	(32)	(32)	(32)
Income taxes	(17)	(15)	(13)
Gain on non-cash derivatives	(13)	(13)	(13)
Other (3)	(1)	(1)	(1)
Adjusted EBITDA before non-controlling interest	981	1,020	1,058
Non-controlling interest share of adjusted EBITDA (4)	(31)	(32)	(33)
Adjusted EBITDA, net to EnLink Midstream, LLC	950	988	1,025
Interest expense, net of interest income	(222)	(219)	(216)
Current taxes and other	(1)	(2)	(2)
Capital expenditures, net to ENLK (5)	(190)	(220)	(250)
Preferred unit accrued cash distributions (6)	(91)	(91)	(91)
Common distributions declared	(186)	(186)	(186)
Free cash flow after distributions	$260	$270	$280

(1)	Represents the revised forward-looking net income guidance for the year ended December 31, 2020, and includes the actual results for the three months ended March 31, 2020 and the projected results for the remainder of the year ended December 31, 2020. The forward-looking net income guidance from April 1, 2020 through December 31, 2020 excludes the potential impact of gains or losses on derivative activity, gains or losses on disposition of assets, impairment expense, gains or losses as a result of legal settlements, and the financial effects of future acquisitions. The exclusion of these items is due to the uncertainty regarding the occurrence, timing and/or amount of these events.

EnLink does not provide a reconciliation of forward-looking net cash provided by operating activities to adjusted EBITDA because the company is unable to predict with reasonable certainty changes in working capital, which may impact cash provided or used during the year. Working capital includes accounts receivable, accounts payable and other current assets and liabilities. These items are uncertain and depend on various factors outside the company's control.

(2)	Net income includes estimated net income attributable to (i) NGP's 49.9% share of net income from the Delaware Basin JV and (ii) Marathon Petroleum Corp.'s 50% share of net income from the Ascension JV.

(3)	Includes (i) estimated accretion expense associated with asset retirement obligations; (ii) estimated non-cash rent, which relates to lease incentives pro-rated over the lease term; and (iii) transaction costs, including transaction costs related to the simplification transaction.

(4)	Non-controlling interest share of adjusted EBITDA includes estimates for (i) NGP's 49.9% share of adjusted EBITDA from the Delaware Basin JV, (ii) Marathon's 50% share of adjusted EBITDA from the Ascension JV, and (iii) other minor non-controlling interests.

(5)	Excludes capital expenditures that are contributed by other entities and relate to the non-controlling interest share of our consolidated entities.

(6)	Represents the cash distributions earned by the Series B Preferred Units and Series C Preferred Units. Cash distributions to be paid to holders of the Series B Preferred Units and Series C Preferred Units are not available to common unitholders.